Exhibit 10.2
EMPLOYMENT AGREEMENT
     This agreement (“Agreement”) is made as of the 31st day of May, 2011 between Tufco Technologies, Inc., a Delaware corporation (“Tufco”), and James F. Robinson (the “Employee”).
RECITALS
     Tufco desires to employ the Employee and the Employee desires to become an employee of Tufco, upon the terms and conditions hereinafter set forth.
WITNESSETH:
     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, each intending to be legally bound hereby, agree as follows:
1.	Employment
     During the term of employment under this Agreement (the “Employment Term”), the Employee shall perform the duties of President and Chief Executive Officer of Tufco and shall perform such duties and responsibilities as may be assigned to him from time to time by the Board of Directors of Tufco (the “Board”) and the Chairman of the Board.
2.	Performance
     During the Employment Term, the Employee shall devote his entire business efforts to the performance of his duties hereunder.
3.	Term
     Unless otherwise terminated in accordance with Sections 5 or 6, the Employment Term shall be for an initial term of one year commencing on September 19, 2011, and continuing thereafter for successive one-year renewal terms.
4.	Compensation for Employment
     (a) The basic annual compensation of the Employee for his employment services to Tufco and to all of its affiliated companies during the Employment Term shall be $200,000 (the “Salary”), which Tufco shall pay to the Employee in accordance with its normal payroll policy. Tufco may adjust the Salary upward on an annual basis as the Board may determine, but the Salary shall not be decreased.
     (b) During the Employment Term, Tufco shall pay the Employee a bonus in accordance with this paragraph (b). For each fiscal year during the Employment Term, the Board, in its sole discretion, shall establish a target for pre-tax income in accordance with generally accepted accounting principles consistently applied (“GAAP”) and the Employee’s bonus will vary as a percentage of Salary in relation to the percentage achievement of that target as follows:

Percentage of Target Attained	Percentage of Salary Earned as Bonus
Below 80%	0.0%
80%	20%
90%	27.5%
100%	35%
110%	42.5%
120% and above	50%
For a percentage of budget achievement between the benchmarks, the percentage of Salary shall be linearly interpolated, provided that no bonus is paid for achievement less than 80% of target and the maximum bonus shall be 50% of Salary in any event. In the case of partial fiscal year, Tufco shall adjust the bonus to correspond to Tufco’s target and the Salary for the portion of the applicable fiscal year that shall be included in the Employment Term. Notwithstanding the foregoing, the Employee’s initial bonus period (the “Initial Bonus Period”) shall be the period starting with October 1, 2011 and ending September 30, 2012, and Tufco shall use its target for that period to determine the Employee’s eligibility for a bonus, and then apply the applicable bonus percentage to that portion of the Employee’s annual Salary that relates to the Initial Bonus Period. Any bonus earned by the Employee with respect to a bonus period shall be paid to the Employee no later than March 15 of the year following the year in which the bonus period ended.
     (c) During the Employment Term, Tufco shall reimburse the Employee for any reasonable business expenses incurred on Tufco’s behalf in connection with the performance of his services during the Employment Term. Such reimbursement shall be made no later than the end of the year following the year in which the underlying business expense was incurred. In addition, no reimbursement shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement during any calendar year shall not affect the amount available for reimbursement in a subsequent calendar year.
     (d) Stock Options. Options may be granted periodically to selected Tufco executives for superior performance at the sole discretion of the Board, subject to options availability determined by and at the sole discretion of the Compensation Committee of the Board. The timing, the exercise price, as well as the vesting period and the number of options (if any) will be determined annually by the Compensation Committee of the Board.
5. Termination Without Compensation
     (a) Non-Renewal of Term. The Employment Term may be terminated by Employee by giving written notice of the intention to terminate the Employment Term at least 120 days prior to the proposed termination date.
     (b) Partial or Total Disability. If the Employee is unable, with or without reasonable accommodation, to perform his duties and responsibilities hereunder to the full extent required hereunder by reason of illness, injury or incapacity for six months (during which time he shall continue to be compensated hereunder), Tufco may terminate the Employee Term, and Tufco shall not have any further liability or obligation to the Employee hereunder except for any unpaid

Salary and Fringe Benefits accrued to the date of termination. In the event of any dispute under this Section 6(b), the Employee shall submit to a physical examination by a licensed physician mutually satisfactory to Tufco and the Employee, the cost of such examination to be paid by Tufco, and the determination of such physician shall be determinative. If, after termination due to disability as provided herein, the Employee obtains, at his sole expense, medical certification from a licensed physician reasonably satisfactory to Tufco that such disability has ended, Tufco shall offer to employ the Employee pursuant to the terms of this Agreement for the remainder of the initial term or any renewal term in effect at the time of termination, except that Tufco shall not be required to reemploy the Employee at the same position if Tufco shall have elected another person to such position during the period.
     (c) Death. If the Employee dies, this Agreement (except for the provisions of Sections 6, 10 and 11 hereof) shall terminate and therefore Tufco shall not have any further liability or obligation to the Employee, his executors, administrators, heirs, assigns or any other person claiming under or through him except for unpaid Salary and Fringe Benefits accrued to the date of his death.
     (d) Cause. Tufco may terminate the Employment Term for “cause” by giving the Employee 30 days’ notice of the termination date, and thereafter Tufco shall not have any further liability or obligation to the Employee. For purposes of this Agreement, “Cause” shall mean the failure of the Employee to observe or perform (other than by reason of illness, injury or incapacity) any of the material terms or provisions of this Agreement, dishonesty, willful misconduct, material neglect of Tufco’s business, or conviction of a crime or offense involving circumstances substantially related to the circumstances of Employee’s employment.
6. Termination With Compensation
     (a) Non-Renewal of Term. The Employment Term may be terminated by either party hereto as of the end of the initial term or any renewal term then in effect by giving written notice of the intention to terminate the Employment Term at least 90 days prior to the proposed termination date. If Tufco terminated the Employment Term under such circumstances, Tufco shall provide the Employee with the Termination Compensation specified in Section 6(c).
     (b) Without Cause. Tufco shall have the right to terminate the employment Term without Cause at any time by giving the Employee 30 days’ notice of the termination date. Under such circumstances, Tufco shall provide the Employee with the Termination Compensation specified in Section 6(c).
     (c) Termination Compensation. The “Termination Compensation” shall consist of the following: In the case of a termination by Tufco under Sections 6(a) or 6(b), payment of the Employee’s Salary under Section 4(a), at the level in effect at the date of termination, for one (1) year, payable in accordance with the normal payroll policy of Tufco. The employee shall not be entitled to any Termination Compensation under this Section 6 unless the Employee executes and delivers to Tufco a release in a form satisfactory to Tufco in its sole discretion by which the Employee releases Tufco and its past, present, and future direct and indirect subsidiaries, parents, shareholders, affiliates (including but not limited to, Tufco Technologies, Inc, Overseas Equity Investors Ltd, Bradford Ventures Ltd, Bradford Venture Partners, L.P., Bradford Associates,

Bradford Equities Management, LLC, and all affiliates and related parties of the foregoing), all of the foregoing entities’ successors and/or assigns, all of the foregoing entities’ officers, directors, owners, partners, employees, agents, representatives, insurers, benefit plans (including such plans’ sponsors, administrators and fiduciaries), and the like, and any other person/entity claimed to be jointly and or severally liable with any of the foregoing persons/entities with respect claims or through which Tufco has acted, directly or indirectly in its dealings with the Employee, from any obligations and liabilities of any type whatsoever (except for Tufco’s obligation to provide the Salary specified in this Section 6). The Employee must execute and deliver such release to Tufco within sixty (60) days after his termination of employment and such release must become effective (with all revocation periods having expired) during such sixty (60) day period; provided, that if such sixty (60) day period begins in one taxable year and ends in a subsequent taxable year, the payment of the Termination Compensation shall not commence until such subsequent taxable year. The parties hereto acknowledge that the Salary to be provided under this Section 6 is to be provided in consideration for the above-specified release.
     (d) Exclusivity. Upon any termination by Tufco under Section 6(a) or Section 6(b), Tufco shall not have any obligation to the Employee, his executors, administrators, heirs, assigns or any other person claiming under or through his other than to provide the Termination Compensation under the terms and conditions of section 6(c). Upon any termination by the Employee under Section 6(a), Tufco shall not have further liability or obligation to the Employee, his executors, administers, heirs, assigns or any other person claiming under or through him except to provide to the Employee any unpaid Salary and Fringe Benefits that shall have accrued through the date of termination.
7. Agreement Not to Compete
     (a) During the Non-Competition Period (defined below), the Employee shall not, within the Restricted Area (defined below), directly or indirectly, in any capacity, render his services, engage or have a financial interest in, any business that is competitive with any of those business activities in which Tufco or any of its subsidiaries or affiliates shall have been engaged during his employment by it, including, but not limited to, the manufacturing, packaging and distribution of wet and dry wipes, flexographic wide-web printing, and slitting and rewinding, nor shall the Employee assist any person or entity that is engaged in such business, including by making Tufco Information (defined below) available to any such person or entity. In addition, during the Non-Competition Period, the Employee shall not directly or indirectly solicit or otherwise encourage any of the employees of any Tufco Party (defined below) to terminate their employment with the applicable Tufco Party. As used herein, the “Restricted Area” means the United States of America. The “Non-Competition Period” means the period equal to the sum of (A) the period of the Employee’s employment hereunder, (B) any period during which the Employee is paid any Termination Compensation (defined above) and (C) an additional one year after the end of the later of the period in clauses (A) and (B).
     (b) The terms of this Section 5 shall apply to Employee and any person, partnership, association, corporation or other entity (collectively, a “Person”) controlled by the Employee, including any relative of the Employee, to the same extent as if they were parties hereto, and the

Employee shall take whatever actions may be necessary to cause any such persons or entities to adhere to the terms of this Section 5.
     (c) In the event of the voluntary or involuntary bankruptcy of Tufco or the filing of a plan for reorganization by Tufco resulting in the termination of the contract of employment or a situation giving rise to circumstances by which Tufco fails to make any payment of compensation set forth in this Agreement, Employee shall be relieved of all obligations under this Agreement relating to covenants against competition as set forth in this Section 7.
     (d) Nothing herein shall be construed to limit or conflict with the restrictions on competition contained within the “Agreement on Trade Secrets, Confidentiality and Business Ideas” executed by Employee on February 11, 2011 and attached hereto as Exhibit A.
8. Inventions. Designs and Product Developments
     (a) All inventions, innovations, designs, ideas and product developments (collectively, the “Developments”), developed or conceived by the Employee, solely or jointly with others, whether or not patentable or copyrightable, at any time during the Employment Term and that relate to the actual or planned business activities of Tufco, or any of its subsidiaries or affiliates (any such party is referred to herein as a “Tufco Party”) and all of the Employee’s right, title and interest therein, shall be the exclusive property of the applicable Tufco Party. The Employee hereby assigns, transfers and conveys to any applicable Tufco Party all of his right, title and interest in and to any and all such Developments. As requested from time to time by the Board, the Employee shall disclose fully, as soon as practicable and in writing, all Developments to the Board. At any time and from time to time, upon request of any of the Board, the Employee shall execute and deliver to Tufco any and all instruments, documents and papers, give evidence and do any and all other acts that, in the opinion of counsel for Tufco, are or may be necessary or desirable to document such transfer or to enable any applicable Tufco Party to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such Developments or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark, or copyright. The applicable Tufco Party will be responsible for the preparation of any such instruments, documents and paper and for the prosecution of any such proceedings and will reimburse the Employee for all reasonable expenses incurred by him in compliance with the provisions of this Section.
     (b) Nothing herein shall be construed to limit or conflict with the provisions pertaining to “Business Ideas” within the “Agreement on Trade Secrets, Confidentiality, and Business Ideas” executed by Employee on February 11, 2011 and attached hereto to as Exhibit A.
9. Confidential Information
     (a) The Employee has had and will have possession of or access to confidential information relating to the business of one or more Tufco Parties, including writings, equipment, processes, drawings, reports, manuals, invention records, financial information, business plans, customer lists, the identity of or other facts relating to prospective customers, inventory lists, arrangements with suppliers and customers, computer programs, or other material embodying trade secrets, customer or product information or technical or business information of certain Tufco Parties. All such information, other than any information that is in the public domain through no act or omission of the Employee or which he is authorized to disclose, is referred to collectively as the “Tufco Information”. During and after the Employment Term, the Employee shall not (I) use or exploit in any manner the Tufco Information for himself or any Person other than a Tufco Party (II) remove any Tufco Information, or any reproduction thereof, from the possession or control of any Tufco Party or (III) treat Tufco information other than in a confidential manner.
     (b) All Tufco Information developed, created or maintained by the Employee, alone or with others while employed by Tufco, and all Tufco Information maintained by the Employee thereafter, shall remain at all times the exclusive property of the applicable Tufco Party. The Employee shall return to Tufco all Tufco Information, and reproductions thereof, whether prepared by him or others, that are in his possession immediately upon request and in any event upon the completion of his employment by Tufco.
     (c) Nothing herein shall be construed to limit or conflict with the provisions pertaining to “Confidential Information” within the “Agreement on Trade Secrets, Confidentiality, and Business Ideas” executed by Employee on February 11, 2011 and attached hereto to as Exhibit A.
10. Remedies
     The Employee expressly acknowledges that the remedy at law for any breach of Section 7, 8 or 9 will be inadequate and that upon any such breach or threatened breach, Tufco (or the applicable Tufco Party) shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, in equity or otherwise, and to enforce the specific performance of the Employee’s obligations under these provisions without the necessity of proving the actual damage or the inadequacy of a legal remedy. Subject to the remainder of this Section 10, the rights conferred upon Tufco (and any Tufco Party) by the preceding sentence shall not be exclusive of, but shall be in addition to, any other rights or remedies which Tufco may have at law, in equity or otherwise.
11.	Survival
     Notwithstanding the termination of the Employment Term pursuant to Section 5 or 6, the obligations of the Employee under Sections 7, 8 and 9 hereof shall survive and remain in full force and effect and Tufco shall be entitled to relief against the Employee pursuant to the provisions of Section 10 hereof.
12. General
     (a) Governing Law. The terms of this Agreement shall be governed by the laws of the State of Wisconsin.
     (b) Section 409A Compliance.

          (i) It is intended that any income to the Employee provided by Tufco (including, without limitation, any equity awards and other compensation) will not be subject to interest and additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”). This Agreement will be interpreted and construed in favor of its meeting any applicable requirements of Code Section 409A. Tufco, in its reasonable discretion, may amend (including retroactively) this Agreement to comply with Code Section 409A. The preceding provisions shall not be construed as a guarantee by Tufco of any particular tax effect for any income to the Employee provided by Tufco (including, without limitation, any equity awards and other compensation). Tufco will have no responsibility for the payment of any applicable taxes on income to Employee (including, without limitation, any equity awards and other compensation). For purposes of Code Section 409A, a right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
          (ii) Notwithstanding anything herein to the contrary, if the Employee separates from service while the Employee is a “specified employee” (as defined under Code Section 409A), any payment of any amount payable on account of “separation from service” which is “deferred compensation” (each, as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)), that is scheduled to be paid within six (6) months after such separation from service shall be paid on the six (6) month anniversary of such separation from service or, if earlier, upon the Employee’s death.
     (c) Interpretation. Unless the context of this Agreement clearly requires otherwise, (I) references to the plural include the singular, and to the singular include the plural, (II) “or” has the inclusive meaning frequently identified with the phrase “and/or” and (III) “including” has the inclusive meaning frequently identified with the phrase “but not limited to”. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.
     (d) Binding Effect. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable in whole or in part by the Employee. Any Tufco Party other than Tufco is a third party beneficiary of this Agreement and may enforce the provisions of this Agreement that pertain to such Tufco Party, including Sections 7, 8 and 9, to the same extent as if a party hereto.
     (e) Notices. All notices required to be given under this Agreement shall be in writing and shall be deemed to have been given when personally delivered or when mailed by registered or certified mail, postage prepaid, return receipt requested, or when sent by Federal Express or other overnight delivery service, addressed as follows:

TO EMPLOYEE:	TO:

1534 Diamond Ct.	Tufco Technologies, Inc.
Green Bay, WI 54311	3161 South Ridge Road Green Bay, WI 54304-5626 Attn: Mr. Robert J. Simon, Chairman
     (f) Entire Agreement; Termination of Prior Agreement Modification. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements with respect to the subject matter hereof including, but not limited to, the Employment Agreement by and between the Employee and Tufco L.P. dated October 11, 2010. This Agreement may not be modified or amended in any way except in writing by the parties hereto.
     (g) Duration. Notwithstanding the termination of the Employment Term and of the Employee relationship with Tufco, this Agreement shall continue to bind the parties for so long as any obligations remain under this Agreement, and in particular, the Employee shall continue to be bound by the terms of Sections 7, 8 and 9.
     (h) Waiver. No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches.
     (i) Severability. If any provision of this Agreement or application thereof to anyone under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such validity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision in any other jurisdiction.
     (j) Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures hereto were upon the same instrument.
[Signature Page Follows.]

     IN WITNESS WHEREOF, the parties, hereto intending to be legally bound, have hereunto duly executed this Agreement the day and year first written above.

TUFCO TECHNOLOGIES, INC.		EMPLOYEE

By:	/s/ Robert J. Simon	/s/ James F. Robinson

	Robert J. Simon Chairman of the Board	James F. Robinson

May 31, 2011		May 31, 2011

Exhibit A
Agreement on Trade Secrets, Confidentiality and Business Ideas
THIS AGREEMENT is made and entered into by and between the undersigned employee (“Employee”) and Tufco Technologies, Inc. (the “Company”).
In consideration of the continued employment of Employee and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and the Company hereby agree as follows:
1. Confidentiality Obligations. During the term of Employee’s employment, Employee will not directly or indirectly use or disclose any Confidential Information or Trade Secret except in the interest and for the benefit of the Company. After the end of Employee’s employment with the Company, for whatever reason, Employee will not directly or indirectly use or disclose any Trade Secret. For a period of 24 months following the end of Employee’s employment with the Company, for whatever reason, Employee will not directly or indirectly use or disclose any Confidential Information. Employee further agrees not to use or disclose at any time information received by the Company from others except in accordance with the Company’s contractual or other legal obligations respecting third parties; the Company’s customers are third party beneficiaries of this promise. Nothing in this Agreement shall prevent Employee, after the end of employment with the Company, from using general skills and knowledge gained while employed by the Company.
2. Restrictions on Competition.
2.1 During Employment. During the term of his/her employment with the Company, Employee will not directly or indirectly compete against the Company, or directly or indirectly divert or attempt to divert Customers’ or potential customers’ business from the Company anywhere the Company does or is taking steps to do business.
2.2 Following Employment. For 18 months following the end of his/her employment with the Company, due to cause or voluntary termination, Employee agrees not to directly or indirectly attempt to sell to any Restricted Customer any goods or services of the type or substantially similar to the type sold by the Company during the 18 months prior to termination of his/her employment for any Restricted Customer physically located within the United States.
3. Definitions.
3.1 Trade Secret. The term “Trade Secret” has that meaning set forth under applicable law. The term includes, but is not limited to, all computer source code created by or for the Company.
3.2 Confidential Information. The term “Confidential Information” means all non-Trade Secret information of, about or related to the Company or provided to the Company by its customers that is not known generally to the public or the Company’s competitors. Examples of Confidential Information include the following: information about products under development, research, development or business plans, production processes, manufacturing techniques, equipment design and layout, test results, financial information, customer lists, information about orders from and transactions with customers, sales and marketing strategies and plans, pricing strategies, information relating to sources of materials and production costs, personnel information and business records; and information which is marked or otherwise designated as confidential or proprietary by the Company.
3.3 Exclusions. Notwithstanding the foregoing, the terms “Trade Secret” and “Confidential Information” do not include, and the obligations set forth in this Agreement do not apply to, any information which: (i) can be demonstrated by Employee to have been known by him/her prior to his/her employment by the Company; (ii) is or becomes generally available to the public through no act or omission of Employee; (iii) is obtained by Employee in good faith from a third party who discloses such information to Employee on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; (iv) is independently developed by Employee outside the scope of his/her employment without use of Confidential Information or Trade Secrets; or (v) is Employee’s personnel information.
3.4 Customer. The term “Customer” means any individual or entity for whom/which the Company has provided services or products or made a proposal to perform services or provide products.
3.5 Restricted Customer. “Restricted Customer” means any individual or entity for whom/which the Company provided services or products and with whom/which the Employee had contact on behalf of the Company during the 18 months preceding the end, for whatever reason, of Employee’s employment.

3.6 Cause. The term “Cause” means any breach of this Agreement, act of dishonesty, insubordination, violation of Company policy or conviction of a crime, the circumstances of which substantially relate to Employee’s job.
3.7 Business Ideas. The term “Business Ideas” means all ideas, designs, modifications, formulations, specifications, concepts, know-how, trade secrets, discoveries, inventions, data, software, developments and copyrightable works, whether or not patentable or registrable, which Employee originates or develops, either alone or jointly with others while Employee is employed by the Company and which are (i) related to any business known to Employee to be engaged in or contemplated by the Company; (ii) originated or developed during Employee’s working hours; or originated or developed in whole or in part using materials, labor, facilities or equipment furnished by the Company.
4. Return of Property and Records Upon the end of employment with the Company, for whatever reason, or upon request by the Company, Employee shall immediately return to the Company all property, documents, records, and materials owned by, belonging and/or relating to the Company (except Employee’s own personnel and wage and benefit materials relating solely to Employee), and all copies of all such materials. Upon the end of Employee’s employment with the Company, for whatever reason, or upon request by the Company, Employee further agrees to destroy such records maintained by him/her on his/her own computer equipment and make available to the Company his/her personal computer for inspection by it or its agent to ensure that adequate measures have been taken to destroy such records on the Employee’s computer.
5. Business Idea Rights.
5.1 Assignment. The Company will own, and Employee hereby assigns and agrees to assign to the Company, all rights in all Business Ideas which Employee originates or develops either alone or working with others while Employee is employed by the Company. All Business Ideas which are or form the basis for copyrightable works are hereby assigned to the Company shall be considered “works for hire” as that term is defined by U.S. Copyright Law.
5.2 Disclosure. While employed by the Company, Employee will promptly disclose all Business Ideas to the Company.
5.3 Execution of Documentation. Employee, at any time during or after the term of his/her employment with the Company, will promptly execute all documents which the Company may reasonably require to perfect its patent, copyright and other rights to such Business Ideas throughout the world.
6. Non-Solicitation of Employees. During the term of Employee’s employment with the Company and for one year thereafter, Employee shall not directly or indirectly encourage any Company employee to terminate his/her employment with the Company or solicit such an individual for employment outside the Company which would end or diminish that employee’s services to the Company.
7. Employee Disclosures and Acknowledgments.
7.1 Confidential Information of Others. Employee certifies that Employee has not, and will not, disclose or use during Employee’s time as an employee of the Company, any confidential information which Employee acquired as a result of any previous employment or under a contractual obligation of confidentiality or secrecy before Employee became an employee of the Company. All prior obligations (written and oral), such as confidentiality agreements or covenants restricting future employment or consulting, that Employee has entered into which restrict Employee’s ability to perform any services as an employee for the Company are listed below under the heading List of Prior Obligations.
7.2 Scope of Restrictions. Employee acknowledges and represents that the scope of the restrictions contained in this Agreement are appropriate, necessary and reasonable for the protection of the Company’s business, goodwill, and property rights. Employee further acknowledges that the restrictions imposed will not prevent him/her from earning a living in the event of, and after, the end of his/her employment with the Company, for whatever reason.
7.3 Prospective Employers. Employee agrees, during the term of any restriction contained in this Agreement, to disclose this Agreement to any entity which offers employment to Employee. Employee further agrees that the Company may send a copy of this Agreement to, or otherwise make the provisions hereof known to, any of Employee’s potential employers.
8. Miscellaneous.
8.1 Binding Effect. This Agreement binds Employee’s heirs, executors, administrators, legal representatives and assigns and inures to the benefit of the Company and its successors and assigns.
8.2 Entire Agreement; Amendment or Waiver. This Agreement contains the entire understanding between the parties with respect to the subject matter hereof, and all prior discussions, negotiations, agreements, correspondence and understandings, whether oral or written, between Employee and the Company with respect to the subject matter addressed in this agreement are merged in it and superseded hereby. No provision of this Agreement may be amended or waived other than in writing by the party against whom enforcement of such amendment or waiver is sought.
8.3 Injunctive Relief. The parties agree that damages will be an inadequate remedy for breaches of this Agreement and in addition to damages and any other available relief, a court shall be empowered to grant injunctive relief.
8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive and procedural laws of the state in which the Employee’s principal business is located.
8.5 Consideration. Execution of this Agreement is a condition of Employee’s continued employment with the Company and Employee’s employment by the Company constitutes the consideration for Employee’s undertakings hereunder. In addition to employment, the Company offers as consideration a minimum of two weeks severance pay if it terminates his/her employment for a reason other than “Cause.”
8.6 Severability. The obligations imposed by this Agreement are severable and should be construed independently of each other. The invalidity of one provision shall not affect the validity of any other provision.
8.7 Terminable-At-Will. Nothing in this Agreement shall be construed to limit the right of either party to terminate the employment relationship at any time with or without cause or notice.
8.8 Third Party Beneficiaries. Any Company affiliates are third party beneficiaries with respect to Employee’s performance of his/her duties under this Agreement and the undertakings and covenants contained in this Agreement and the Company and any of its affiliates, enjoying the benefits thereof, may enforce this Agreement directly against Employee. The terms Trade Secret, Confidential Information and Business Ideas shall include materials and information of the Company’s affiliates to which Employee has access.
List of Prior Obligations EMPLOYEE:

By:	/s/ James F. Robinson
Date: February 11, 2011

TUFCO TECHNOLOGIES, INC.
By:	/s/ Louis LeCalsey, III
Date: February 11, 2011